Exhibit 99.1

Cyclerion Announces the Appointment of Andreas Busch, Ph.D., as Chief Innovation Officer

— Dr. Busch will lead Cyclerion’s Innovation Center and provide strategic oversight of the company’s soluble guanylate cyclase (sGC) portfolio —

CAMBRIDGE, Mass., April 9, 2019 — Cyclerion Therapeutics, Inc. (Nasdaq: CYCN), a clinical-stage biopharmaceutical company focused on the development of soluble guanylate cyclase (sGC) stimulators for the treatment of serious and orphan diseases, today announced that Andreas (Andy) Busch, Ph.D., will join the company as chief innovation officer (CIO). Dr. Busch brings extensive R&D and portfolio leadership experience across a broad range of therapeutic categories, including significant expertise in rare and orphan diseases and in the discovery and development of sGC stimulators.

Dr. Busch will lead Cyclerion’s Innovation Center, the company’s novel leadership model that gathers research, development, customer insights and external innovation together in one team to identify, advance and optimize value-creating medicines. In his role, Dr. Busch will primarily focus on delivering the greatest possible patient impact and shareholder value creation from Cyclerion’s current pipeline of five sGC stimulator programs.

Dr. Busch will report to Peter Hecht, Ph.D., chief executive officer, and will work closely with Mark Currie, Ph.D., president and chief scientific officer, who has led the building of the sGC platform that enabled the creation of Cyclerion.

“We are thrilled to have Andy join the Cyclerion team as we advance our pioneering work in sGC research and development,” said Dr. Hecht. “Andy is a terrific addition to our already deep and experienced leadership team. With his outstanding track record of innovative drug discovery and development, strategic portfolio management, and executional drive, he brings a unique set of experiences and skills to Cyclerion. He is the perfect person to help drive forward our next-generation sGC stimulators targeting serious and orphan diseases.”

Before joining Cyclerion, Dr. Busch served led R&D at Shire Plc as executive vice president, head of R&D, chief scientific officer and a member of the executive committee. Previously, Dr. Busch spent 13 years at Bayer, where he was most recently executive vice president, head of drug discovery and a member of the executive committee. During his time at Bayer, Dr. Busch led the development of many therapies, including the company’s sGC stimulators through clinical proof of concept. Prior to Bayer, Dr. Busch served as global head of cardiovascular research at Hoechst and Sanofi-Aventis. He received his Ph.D. in Pharmacology at Johan Wolfgang Goethe-University Frankfurt, where he also was appointed as extraordinary professor. He received multiple awards for his academic work, including the Sir Bernhard Katz Award, the Franz-Volhard Award and the Heisenberg Fellowship.

“Teaming up with a group that shares my appreciation for the power and potential of sGC stimulation, with a highly promising pipeline and a shared passion to create multiple important medicines for patients, is a once in a lifetime opportunity,” said Dr. Busch. “Cyclerion’s ability to design target- and organ-specific sGC stimulators is a huge differentiating step toward the potential treatment of specific serious and orphan diseases and represents a winning proposition.”

About Cyclerion Therapeutics

Cyclerion Therapeutics is a clinical-stage biopharmaceutical company harnessing the power of soluble guanylate cyclase (sGC) pharmacology to discover, develop and commercialize breakthrough treatments for serious and orphan diseases. Cyclerion is advancing its portfolio of five differentiated sGC stimulator programs with distinct pharmacologic and biodistribution properties that are uniquely designed to target tissues of greatest relevance to the diseases they are intended to treat. These programs include olinciguat in Phase 2 development for sickle cell disease, praliciguat in Phase 2 trials for heart failure with preserved ejection fraction (HFpEF) and for diabetic nephropathy, IW-6463 in Phase 1 development for serious and orphan central nervous system diseases, and two late-stage discovery programs targeting serious liver and lung diseases, respectively.

For more information about Cyclerion, please visit https://www.cyclerion.com/ and follow us on Twitter (@Cyclerion) and LinkedIn (www.linkedin.com/company/cyclerion).

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements about the anticipated timing of release of topline results of our clinical trials; the progression of our discovery programs into clinical development; the business and operations of Cyclerion; and hiring of new executives and employees. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that we may not achieve the expected benefits of the separation, and that a separation could harm the business, results of operations and financial condition of Cyclerion; the risk that we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company; risks relating to the design and outcome of our clinical trials; our lack of independent operating history and the risk that our accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that the separation may adversely impact our ability to attract or retain key personnel; the risks listed under the heading “Risk Factors” and elsewhere in our Registration Statement on Form 10 filed on March 11, 2019, and in Cyclerion’s subsequent SEC filings, including SEC filings related to the separation. Investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Cyclerion undertakes no obligation to update these forward-looking statements, except as required by law.

Investors
Brian Cali, (857) 338-3262
bcali@cyclerion.com

Media
Jessi Rennekamp, (857) 338-3319

jrennekamp@cyclerion.com